                                                                  EXHIBIT (b)(1)
                                  PAINE WEBBER
                          REAL ESTATE SECURITIES INC.
                          1285 Avenue of the Americas
                           New York, New York  10019


                                                              February ___, 1996


Devon Associates
100 Jericho Quadrangle
Suite 214
Jericho, New York  11753

Attention: Mr. Michael L. Ashner


re  Senior Secured Financing


Gentlemen:

         You have advised Paine Webber Real Estate Securities Inc. ("PWRES") that you intend to make an offer (the "Acquisition") for the acquisition of limited partnership units (the "LP Units") in each of the partnerships (the "Tender Offer Partnerships") identified in Exhibit A to Annex A attached to this letter (this "Commitment") and made a part hereof by means of offers to purchase (the "Tender Offers") initiated by Devon Associates (the "Borrower").


         1.      The Borrower.

         The Borrower will be a newly-formed, bankruptcy remote single purpose New York general partnership, the equity interests in which will be owned as follows:

                 (i)      One-third of the partnership interests in the
         Borrower will be owned by Fleetwood Corp. ("Icahn Corp."), a newly-formed, bankruptcy remote single purpose Delaware corporation. 100% of the stock in Icahn Corp. will be owned by Carl C. Icahn (collectively, the "Icahn Investors").
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                                                                              -2




                 (ii) The remaining two-thirds of the partnership interests in the Borrower will be owned by Cayuga Associates, L.P. ("Cayuga"), a newly-formed, bankruptcy remote single purpose Delaware limited partnership. The partnership interests in Cayuga will be owned as follows:

                          (a) The general partnership interests in Cayuga, which interests will constitute 1% of the partnership interests in Cayuga, will be owned by Cayuga Capital Corporation ("Cayuga Corp."), a newly- formed, bankruptcy remote single purpose Delaware corporation. 33.33% of the stock in Cayuga Corp. will be owned directly by Michael L. Ashner, 33.33% of the stock in Cayuga Corp. will be owned directly by the Apollo Investors (as hereinafter defined), and 33.33% of the stock in Cayuga Corp. will be owned directly by the Insignia Investors (as hereinafter defined);

                          (b) 11.724% of the remaining 99% partnership interests in Cayuga, which interests will constitute limited partnership interests, will be owned directly by Insignia Financial Group, Inc. and/or its affiliates (collectively, the "Insignia Investors");

                          (c)  24.12% of the remaining 99% partnership
                 interests in Cayuga, which interests will constitute limited partnership interests, will be owned directly by Emmet J. Cashin, Jr., Jarold A. Evans and/or W. Patrick McDowell (or trusts created by such persons) (collectively, the "Fox Investors");

                          (d) 23.785% of the remaining 99% partnership interests in Cayuga, which interests will constitute limited partnership interests, will be owned directly by Apollo Real Estate Advisors, L.P. and/or its partners, employees or affiliates (collectively, the "Apollo Investors"); and

                          (e) 40.37% of the remaining 99% partnership interests in Cayuga, which interests will constitute limited partnership interests, will be owned directly by Michael L. Ashner, Martin Lifton, Arthur N. Queler and Peter Braverman and/or their spouses and issue (and trusts established for the benefit of their spouses and issue) (collectively, the "QALB Investors").

                                                                              -3




         2.      The Acquisition.

         PWRES understands that the Acquisition of the LP Units pursuant to the Tender Offers and the payment of related reasonable fees and expenses (which shall not be payable to the Icahn Investors, the QALB Investors, the Apollo Investors, the Insignia Investors, the Fox Investors or any affiliates of any of the foregoing) will be funded by (i) a secured credit facility in the original principal amount of up to $40,000,000 (the "Credit Facility") to be made available to the Borrower and (ii) cash equity contributions to the Borrower equal in the aggregate to (x) $2,500,000 as a condition precedent to the funding of the first $10,000,000 under the Credit Facility, plus (y) an additional $2,500,000 as a condition precedent to the funding of each additional $10,000,000 under the Credit Facility. Annex A to this Commitment contains a Summary of Certain Terms (the "Term Sheet") setting forth the principal terms and conditions of the Credit Facility.

         3.      Commitment; Due Diligence; Conditions to Funding.

         PWRES is pleased to confirm that subject to satisfaction of all of the conditions set forth in this Commitment and in the Term Sheet, PWRES will provide 100% of the Credit Facility. As you are aware, PWRES and its advisors are in the process of performing certain legal, business and financial due diligence analysis and review of the proposed transaction (the "Transaction") including, without limitation, with respect to (i) the limited partnerships (including, without limitation, the Tender Offer Partnerships) which have been formed for the purpose of investing in real estate and the partnerships, subsidiaries and joint ventures in which such limited partnerships have an interest (each an "Operating Partnership" and, collectively, the "Operating Partnerships"), (ii) the Borrower, Icahn Corp., Cayuga and Cayuga Corp., Montgomery Realty Company-85, the managing general partner in each of the Tender Offer Partnerships (the "TOP-GP"), NPI Realty Management Corporation, the managing general partner in the TOP-GP ("NPI Realty"), QALA III, a Georgia general partnership ("QALA") (the owner of the "Additional LP Units" as defined in the Term Sheet), the Icahn Investors, the QALB Investors, the Apollo Investors, the Insignia Investors and the Fox Investors (collectively, the "Credit Parties"), and (iii) the Tender Offers. PWRES's willingness to provide the Credit Facility described in this Commitment is subject to (a) PWRES being satisfied in its sole discretion (1) with the partnership and corporate structure of the Borrower, the TOP-GP, NPI Realty, the Tender Offer Partnerships and the entities which, directly or indirectly, own interests in the Borrower, the Operating Partnerships (including the Tender Offer Partnerships), the TOP-GP (and any other general partner in a Tender Offer Partnership), NPI Realty

                                                                              -4




and the provisions of the partnership agreements and corporate documents of such entities, (2) that, subject to the provisions of the partnership agreements of the Tender Offer Partnerships, following the exercise of its rights under the security for the Credit Facility, PWRES and its successors and assigns (or any other purchaser of the collateral securing the Credit Facility) will have the right to exercise the rights of the TOP-GP to control the liquidation and dissolution of the Tender Offer Partnerships and the sale, financing and management of property owned, directly or indirectly, by the Tender Offer Partnerships, (3) that all consents of all persons and entities will be obtained which PWRES determines are required to ensure that PWRES (and its successors and assigns or any other purchaser of the collateral securing the Credit Facility) will have the ability to realize the benefits intended to be afforded pursuant to the security agreements securing the Credit Facility,
(4) with the management agreements, franchise agreements, licensing agreements and any other agreements relating to the management and operation of property owned, directly or indirectly, by the Tender Offer Partnerships, (5) with the state of title held by the Operating Partnerships in their respective properties, and (6) with the impact of the results of the diligence analyses described in clauses (1) through (5) above upon PWRES' underwriting of the Credit Facility and property owned, directly or indirectly, by the Tender Offer Partnerships; (b) PWRES not becoming aware of any facts or information after the date hereof (which, if other than information in the nature of that described in clause (a) above, was not previously disclosed to it) which in its sole judgement has a material adverse effect on its evaluation of the Tender Offers or the business, property, operations, nature of assets, assets, liabilities, condition (financial or otherwise) or prospects of (1) the Borrower, Cayuga, Icahn Corp., Cayuga Corp., QALA, the TOP-GP or NPI Realty,
(2) any Tender Offer Partnership or (3) the Operating Partnerships (other than the Tender Offer Partnerships) taken as a whole; and (c) no material adverse change having occurred in the Tender Offers or the business, property, operations, nature of assets, assets, liabilities, condition (financial or otherwise) or prospects of (1) the Borrower, Cayuga, Icahn Corp., Cayuga Corp., QALA, the TOP-GP or NPI Realty, (2) any Tender Offer Partnership, or (3) the Operating Partnerships (other than the Tender Offer Partnerships) taken as a whole. In the event that PWRES becomes aware of any such fact or information, PWRES is not so satisfied as described above or any material adverse change occurs, PWRES may, in its sole discretion, suggest alternative financing, amounts or structures (including, without limitation, interest and fees) that assure adequate protection for PWRES or decline to provide or participate in the proposed financing. PWRES shall not be responsible or liable for any consequential damages which may be alleged as a result of its failure to provide the Credit Facilities or for any damages for its failure to provide the Credit Facilities as permitted above.

                                                                              -5




         4.      Payment of Fees and Expenses; Indemnity.

         To induce PWRES to issue this Commitment and to continue with its due diligence analysis and review, you hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel for PWRES, auditors, field examiners, appraisers, consultants or other outside experts) of PWRES arising in connection with this Commitment (and the due diligence in connection herewith) and in connection with the Transaction shall be for your account, whether or not the Transaction is consummated, the Credit Facility is made available or the definitive legal documents with respect thereto are executed and are delivered by any party. You further agree to indemnify and hold harmless PWRES and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or reasonable costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and amounts paid in settlement of court costs) which may be incurred by or asserted against or involve PWRES or any such indemnified person as a result of or arising out of or in any way related to or resulting from any transaction (whether or not consummated) contemplated by this Commitment and, upon demand, to pay and reimburse PWRES and each indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not PWRES or any such person is a party to any action or proceeding out of which any such expenses arise), provided that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or wilful misconduct of such indemnified person. This Commitment is issued for your benefit only and no other person or entity may rely hereon. The provisions of this paragraph shall survive any termination of this Commitment.


         5.      Confidentiality.

         This Commitment is delivered to you with the understanding that, whether or not this or any other commitment is accepted from PWRES relating to any aspect of the Transaction outlined herein, this Commitment and the terms outlined herein and in the Term Sheet will be kept confidential by you and not disclosed to any third party (including, without limitation, other sources of financing) without the express prior written consent of PWRES, except that (a) you may disclose this Commitment and the

                                                                              -6



Term Sheet and the contents hereof and thereof (i) to the Credit Parties and to your and their partners, shareholders, officers, directors, employees, accountants, attorneys and other advisors on a confidential basis in connection with the transactions contemplated hereby or thereby or (ii) as required by law, and (b) after your acceptance of this Commitment you may disclose this Commitment, the Term Sheet and the contents hereof and thereof (as well as a summary of the principal terms and conditions of PWRES's commitment and obligations hereunder or thereunder) in any public filings whether in connection with the transactions contemplated hereby or otherwise (provided that any such written disclosure shall be subject to PWRES's review and approval, which approval will not be unreasonably withheld). The provisions of this paragraph shall survive any termination of this Commitment.


         6.      No Brokers.

         As a material inducement for PWRES to execute and deliver this Commitment, you hereby represent and warrant that neither you nor any person acting on your behalf (including, without limitation, any Credit Party) have employed or used a broker in connection with the transactions contemplated herein, and you agree to indemnify and hold harmless PWRES and each other indemnified person from and against all loss, cost, damage or expense arising by reason of any claim made by any such broker. The provisions of this paragraph shall survive any termination of this Commitment.


         7.      Advertising.

         Upon the closing of the transactions contemplated in this Commitment, PWRES and its affiliates shall be entitled, but not required, to advertise the same from time to time in media selected by PWRES or its affiliates at their expense, provided that no such advertisement shall refer to the use of the proceeds of the Credit Facility. Neither you nor your affiliates shall advertise the closing of the transactions contemplated herein prior to such closing. Upon the closing of the transactions contemplated herein, you and your affiliates shall be entitled, but not required, to advertise the same from time to time in media selected by you at your expense, provided that your advertisements shall include a disclosure, in each case approved in writing by PWRES, that PWRES provided the Credit Facility.

                                                                              -7



         8.      Independent Contractor.

         Any services provided by PWRES pursuant hereto are those of an independent contractor providing a service. Nothing contained herein (i) shall constitute PWRES or any of its affiliates or you or any of your affiliates as members of any partnership, joint venture, association or other separate entity, (ii) shall be construed to impose any liability as such on PWRES or
(iii) shall constitute a general or limited agency or be deemed to confer on any party hereto any express, implied or apparent authority to incur any obligation or liability on behalf of any other.


         9.      Entire Agreement.

         This Commitment and the Term Sheet attached hereto contain all of the agreements and understandings of the parties hereto and their respective obligations in connection therewith. All prior negotiations, proposals, agreements and understandings relating to the subject matter of this Commitment and the Term Sheet are hereby agreed to be superseded hereby.


         10.     Governing Law.

         This Commitment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York.

         If you are in agreement with the foregoing, please sign and return to PWRES the enclosed copy of this Commitment by no later than 5:00 p.m., New York time on February 15, 1996. This Commitment shall terminate at such time unless you accept this Commitment as provided above.


                                         Very truly yours,

                                         PAINE WEBBER REAL ESTATE
                                           SECURITIES INC.



                                         By
                                            ---------------------------------
                                            William W. Evans, III
                                            Managing Director

                                                                              -8



Agreed to and Accepted this
__ day of February, 1996


DEVON ASSOCIATES,
a New York general partnership

By:  Fleetwood Corp.,
       a general partner


         By:
             --------------------------
             Edward Mattner
             President


By:  Cayuga Associates, L.P.,
           a general partner

     By:  Cayuga Capital Corporation,
            its general partner


                 By:
                     --------------------------
                     Michael L. Ashner
                     President

                                                                         ANNEX A


                   SUMMARY OF CERTAIN TERMS AND CONDITIONS*/



Borrower:                         A newly-formed, bankruptcy remote, single
                                  purpose general partnership satisfactory to
                                  Paine Webber Real Estate Securities Inc.
                                  ("PWRES") in all respects. The Borrower will tender for outstanding limited partnership units ("LP Units") in the two limited partnerships listed on Exhibit A hereto (the
                                  "Tender Offer Partnerships"), which Tender
                                  Offer Partnerships are controlled by
                                  Montgomery Realty Company-85, the managing general partner in each of the Tender Offer
                                  Partnerships (the "TOP-GP").

Lender:                           PWRES (or its designee).

Equity
Contribution:             As a condition precedent to the initial $10,000,000
                          incurrence of loans under the Credit Facility (any incurrence of loans under the Credit Facility being hereinafter referred to as a "Loan"), an aggregate of $2,500,000 in cash equity contributions must be made to the Borrower by the partners therein and such cash equity contributions must be utilized by the Borrower to (i) acquire the LP Units pursuant to the Tender
                          Offers and (ii) pay related reasonable fees and expenses incurred in connection with the Tender
                          Offers.  As a condition precedent to each subsequent
                          $10,000,000 incurrence of Loans under the Credit
                          Facility, an aggregate of $2,500,000 in additional cash equity contributions must be made to the Borrower by the partners therein and such cash equity contributions must be utilized by the Borrower to acquire the LP Units pursuant to the Tender Offers and pay related reasonable fees and expenses incurred in connection





__________________________________

*/ All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter to which this summary is attached.

                          therewith. Additional cash equity contributions may be made to the Borrower by the partners therein from time to time during the Availability Period (as defined below) for purposes of paying the costs and expenses of the Tender Offers and funding any increases in the purchase prices of the LP Units pursuant to the Tender Offers over the initial purchase prices for the LP Units (such initial purchase prices to be as previously agreed between the Borrower and PWRES (for each LP Unit its "Initial Price").

                                  The aggregate amount of cash equity
                                  contributions actually made to the Borrower in accordance with the immediately preceding paragraph and not refunded with proceeds of the Loans in accordance with the Section of this Term Sheet entitled "Use of Proceeds" is hereinafter referred to as the "Capital Contribution Amount"; each cash equity contribution made to the Borrower in accordance with the immediately preceding paragraph is hereinafter referred to as a "Capital Contribution"; and the minimum amount of aggregate cash equity contributions required to have been made to the Borrower in accordance with the immediately preceding paragraph as of the date of any advance of Loan proceeds is hereinafter referred to as the "Required Capital Contribution Amount".

Use of Proceeds:          The proceeds of the Loans incurred under the Credit
                          Facility will be used by the Borrower solely (i) to fund the acquisition of the LP Units in the Tender
                          Offer Partnerships pursuant to the Tender Offers and
                          (ii) to pay fees and expenses incurred in connection with the acquisition of the LP Units, up to a maximum amount of $3,300,000, which have been approved by PWRES and which are not payable to the Icahn
                          Investors, the QALB Investors, the Apollo Investors, the Insignia Investors, the Fox Investors or any affiliates of any of the foregoing. Notwithstanding the foregoing, (i) the aggregate purchase price paid for the LP Units of a Tender Offer Partnership may not exceed the Initial Price for such LP Units and the fees and expenses related to the Tender Offers may not exceed $3,300,000 in the aggregate, unless the sum of the aggregate excess purchase prices paid for all LP Units, plus the related fees and expenses in excess of $3,300,000 does not exceed the amount by which the Capital Contributions actually received by the Borrower which are not repaid with proceeds of the Loans as contemplated by clause (ii) below exceeds the Required Capital
                          Contribution Amount, (ii) the proceeds of the Loans made on the Closing Date may be utilized to (x) repay loan advances made by the partners in the Borrower to the Borrower in connection with the Tender Offers, or
                          (y) return Capital Contributions made by such partners which exceed the Required Capital
                          Contribution Amount, and (iii) the proceeds of the Loans made on the last day of the Availability Period may be utilized to return Capital Contributions made to the Borrower in an amount equal to the lesser of
                          (x) the amount by which such Capital Contributions exceed the Required Capital Contribution Amount and
                          (y) the amount by which the aggregate Initial Price for all LP Units (assuming that the full number of LP
                          Units tendered for pursuant to the Tender Offers are purchased) exceeds the aggregate Initial Price for all LP Units actually acquired pursuant to the Tender
                          Offer.  The maximum number of LP Units of any Tender
                          Offer Partnership accepted by the Borrower shall in all events be less than the number of such LP Units which, (A) when added to the number of LP Units in such Tender Offer Partnership that were transferred during the preceding 12-month period, would cause a liquidation or termination of the relevant Tender
                          Offer Partnership for tax purposes or (B) would result in any Tender Offer Partnership being deemed to be "going private".

Commitment:               Up to $40,000,000.  In no event will the aggregate
                          principal amount of the Loans made to the Borrower exceed 85% of the aggregate Initial Prices allocated to the LP Units actually acquired by the Borrower in the Tender Offers.

Availability:             The Loans may be incurred under the Credit Facility
                          at any time prior to the 360th day after the initial borrowing of the Loans under the Credit Facility (the
                          "Closing Date") upon at least five days prior written notice, provided that (x) the aggregate principal amount of the Loans incurred on the Closing Date shall be no less than $5 million and (y) Loans may not be incurred on more than five different days.
                          The period during which Loans may be incurred under the Credit Facility is hereinafter referred to as the "Availability Period."

Commitment
Termination:              The commitment, and PWRES's obligations to make Loans
                          under the Credit Facility, will terminate if the Closing Date has not occurred on or before June 30, 1996.

Maturity:                         The first anniversary of the Closing Date
                                  (the "Initial Maturity Date"), provided that the Borrower will have a right to two 1-year extensions of the maturity date provided that no default or event of default exists on the date of any such extension (such maturity date as it may be extended, the "Maturity
                                  Date").

Interest Rate:            The Loans will bear interest at the LIBOR Rate (as
                          defined below) as determined by PWRES for interest periods of one month plus the Applicable Margin, provided that the initial interest period for Loans incurred after the Closing Date will terminate on the date the interest period for the Loans incurred on the Closing Date terminates.

                                  "LIBOR Rate" shall mean, for any interest period, the rate per annum from time to time equal to the rate (rounded upward, if necessary, to the nearest 1/32 of one percent), shown on the Telerate page 3750 (or such display substituted therefor as is then customarily used to quote the London interbank offering rate as determined by PWRES in its reasonable discretion) as the offered rate per annum for one month U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Loans as of approximately 11:00 a.m. (London time) on each interest rate determination date for each interest period for such Loan, provided that if on any interest rate determination date the quotation specified in the preceding clause above does not appear on Telerate Page 3750, the LIBOR Rate will be either (a) the arithmetic mean (rounded upwards as aforesaid) of the offered rates which leading New York City banks selected by PWRES are quoting at approximately 11:00 a.m. (New York City time) on the relevant interest rate determination date for United States dollar deposits for the next month to the principal London office of each of the reference banks or those of them (being at least two in number) to which such offered quotations are, in the opinion of PWRES, being so made, or (b) in the event that PWRES can determine no such arithmetic mean, the arithmetic mean (rounded upwards as aforesaid) of the offered rates which leading New York City banks selected by PWRES are quoting on such interest rate determination date to leading European banks for United States dollar deposits for the next month.

                                  "Applicable Margin" shall mean a percentage per annum equal to (x) prior to the first anniversary of the Closing Date, 2.5%, (y) on and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 3.5% and (z) on and after the second anniversary of the Closing Date, 4.5%.

                                  The Credit Facility shall include customary protective provisions for such matters as capital adequacy, increased costs, funding losses, illegality and withholding taxes.

                                  Interest in respect of the Loans shall be payable at the end of the applicable interest period. All interest calculations shall be based on a 360-day year and actual days elapsed.

                                  Upon the happening and continuance of any default in the payment of principal or interest, subject to limitations imposed by applicable law, all Loans shall bear interest at a rate per annum equal to the rate which is the greater of (x) 12% and (y) 3% in excess of the prime lending rate announced from time to time by Bankers Trust Company. Such interest shall be payable on demand.

Residual Fee:             As additional compensation on the Loans, after the
                          Initial Return Obligation (as defined below) has been satisfied, PWRES will receive a residual fee (the
                          "Residual Fee"). The amount of the Residual Fee will be the Participation Percentage (as defined below) of the Partnership Cash Flows (as defined below). The
                          Borrower will be required to buy out PWRES's right to receive the Residual Fee not later than the 180th day following the Loan Satisfaction Date (as defined below). The purchase price to be paid by the Borrower for PWRES's right to receive the Residual

                          Fee (the "Buy-out Price") shall be determined as of the Loan Satisfaction Date and shall be equal to the product of (a) an amount equal to the portion of the resultant liquidation value of the Tender Offer Partnerships on the Loan Satisfaction Date, assuming a sale of the properties owned by the Tender Offer Partnerships on the Loan Satisfaction Date and a full liquidation of the Tender Offer Partnerships in an orderly manner, which would be distributable in respect of the LP Units after giving effect as of the Loan Satisfaction Date to the satisfaction in full of the Loans and assuming the payment of all amounts attributable to the return on capital and return of capital referred to in clauses (ii) and (iii) of the definition of the "Initial Return Obligation", multiplied by (b) the Participation Percentage.
                          There shall be credited to the Buy-out Price any amounts distributed to PWRES in respect of the Residual Fee during the period commencing on the Loan Satisfaction Date and expiring on the date the Borrower pays the Buy-out Price to PWRES which are attributable to (i) the sale or other disposition by the Borrower of LP Units and (ii) the sale, refinancing or other disposition of a Property. The liquidation value of the Tender Offer Partnerships shall be determined by an MAI appraiser mutually satisfactory to PWRES and the Borrower, and the cost of such appraisals shall be shared equally by PWRES and the Borrower. Interest shall accrue and shall be paid monthly by the Borrower on the daily outstanding balance of the Buy-out Price, from the Loan Satisfaction Date to the date upon which the Borrower pays the Buy-out Price, at a rate per annum equal to the LIBOR Rate plus 250 basis points. PWRES shall receive its Participation Percentage of Partnership Cash Flows from the date of satisfaction of the Initial Return Obligation until the date upon which the Borrower pays the Buy-out Price to PWRES.

                                  The "Initial Return Obligation" will be
                                  satisfied when each of the following has occurred:

                                    (i)    the Loans, together with all
                                           interest accrued thereon and all
                                           other amounts owing under the Credit
                                           Facility (other than the Residual
                                           Fee) have been paid in full (such
                                           date, the "Loan Satisfaction Date");

                                   (ii)    there has been deemed applied to a
                                           return on capital as provided under
                                           "Application of Partnership Cash
                                           Flows" below, a cumulative,
                                           compounded (annually) amount equal
                                           to 15% per annum of the Capital
                                           Contribution Amount; and

                                  (iii)    there has been deemed applied to a
                                           return of capital as provided under
                                           "Application of Partnership Cash
                                           Flows" below, an amount equal to the
                                           Capital Contribution Amount.

                                  "Partnership Cash Flows" shall mean, without duplication, for any period, (x) distributions received by the Borrower in respect of the LP Units during such period, and (y) proceeds received by the Borrower during such period from the sale or other disposition of the LP Units.

                                  "Participation Percentage" shall mean the lesser of (i) 15%, or (ii) the sum of (x) 10% plus (y) 5/24ths of 1.0% for each full or partial month in the term of the Loans after the Initial Maturity Date.

Definitions of
Cash Flow
and Capital
Event Proceeds:           "Cash Flow" shall mean, for any period, and without
                          duplication, (a) all distributions received by any of the Credit Parties during such period in respect of the Additional LP Units (hereinafter defined) which are not Capital Event Proceeds (hereinafter defined) or Deficit Distributions (hereinafter defined), (b) all distributions received by the Borrower during such period in respect of the LP Units which are not Capital Event Proceeds or Deficit Distributions, (c) all distributions (other than distributions of Loan proceeds made to the partners in the Borrower to return Capital Contributions made by such partners pursuant to and in accordance with the sections of this Term Sheet entitled "Equity Contribution" and
                          "Use of Proceeds") and reimbursements received by any of the Credit Parties in respect of their respective partnership interests in the Borrower and Cayuga, and
                          (d) all dividends and reimbursements received by any of the Credit

                          Parties in respect of their shareholder interests in Cayuga Corp. and Icahn Corp.

                                  "Capital Event Proceeds" shall mean, for any period and without duplication, (a) distributions and any other amounts received by the Borrower or any of the other Credit Parties (including, without limitation, any sales commissions, fees or other compensation paid to the Borrower, any other Credit Party or any of their respective affiliates in connection with the related capital event) during such period in respect of the LP Units or the Additional LP Units on account of a sale of LP Units or Additional LP Units and
                                  (b) the Refinancing Amount (as defined below) and the Liquidation Amount (as defined below) for each Distribution Date (as defined below) occurring during such period in respect of the properties owned, directly or indirectly, by the Tender Offer Partnerships.

                                  "Distribution Date" shall mean each June 30 and December 31.

                                  "Capital Event Interest" in any amount shall mean the portion of such amount which would have been distributed to the Borrower and the other Credit Parties in respect of the LP Units and the Additional LP Units in the Tender Offer Partnership receiving such amount had 100% of such amount been distributed by the relevant Tender Offer Partnership.

                                  "Liquidation Amount" shall mean, for any Distribution Date and for any property owned, directly or indirectly, by a Tender Offer Partnership, the Capital Event Interest in the proceeds of (x) any sale of the properties owned, directly or indirectly, by such Tender Offer Partnership or (y) to the extent not applied to the repair, restoration or replacement of the affected property, condemnation or insurance proceeds with respect to such properties, which in the case of this clause (y) exceed $100,000 for each event for which such insurance or condemnation proceeds are payable, to the extent that such sale, condemnation or insurance proceeds are received during the period (for each Distribution Date, its "Measurement Period") commencing on the 15th day preceding the immediately preceding Distribution Date and ending on the 15th day preceding such Distribution Date and are not distributed in full by the relevant Tender Offer Partnership on or before such Distribution Date.

                                  "Refinancing Amount" shall mean, for any Distribution Date and for any property owned, directly or indirectly, by a Tender Offer
                                  Partnership: (x) if indebtedness in respect of such property is outstanding on the Closing Date, 100% of the Capital Event Interest in the amount by which the principal amount of indebtedness incurred in respect of such property (including any refinancing of existing indebtedness) during the Measurement Period for such Distribution Date exceeds 107% of the principal amount of the indebtedness in respect of such property which is outstanding on the Closing Date or
                                  (y) if no such indebtedness in respect of such property is outstanding on the Closing Date, the amount equal to 100% of the Capital Event Interest in indebtedness incurred in respect of such property during the Measurement Period for such Distribution Date to the extent that such excess indebtedness amounts are not distributed in full by the relevant Tender Offer Partnership.

Deficit
Contributions/
Deficit
Distributions:            "Deficit Contributions" shall mean capital
                          contributions made to a Tender Offer Partnership by a general partner in such Tender Offer Partnership pursuant to Section 5 of the partnership agreement of such Tender Offer Partnership in connection with a dissolution or termination of such Tender Offer
                          Partnership, which capital contributions are required to be made in order to (i) return Original Invested
                          Capital (as defined in the partnership agreement of such Tender Offer Partnership), or (ii) restore a deficit balance in such general partner's Capital
                          Account (as defined in the partnership agreement of such Tender Offer Partnership).

                                  "Deficit Distributions" shall mean any
                                  distributions made to the holders of the LP
                                  Units or the Additional LP Units which are distributions of amounts constituting Deficit Contributions.

                                  PWRES and its assignees will agree that it will pay to the Borrower any portion of any Deficit Distribution received by PWRES or such assignee, net of any tax liabilities attributable thereto (without taking into account any tax credits or net operating loss carry forwards otherwise available to PWRES or such assignee, as the case may be). PWRES and its assignees will agree that it will not retain any amount in respect of tax liabilities attributable to Deficit Distributions received by it if at the time of such receipt it shall have received an opinion of counsel satisfactory to it to the effect that no such tax liability will result from PWRES' or such assignee's, as the case may be, receipt of the Deficit Distribution.

                                  Those Credit Parties satisfactory to PWRES which are limited partners in Cayuga shall agree, jointly and severally, to indemnify and hold harmless PWRES and its successors and assigns from and against the payment of all or any portion of any Deficit Contribution, including, without limitation, any such payment requirement arising directly or indirectly by reason of the enforcement by PWRES (or its successors and assigns) of any of its rights in the Collateral.

Application of
Cash Flow/
Capital Event
Proceeds/
Partnership
Cash Flows:                       A.       Application of Cash Flow.

                                  Until the occurrence of the Loan Satisfaction Date, Cash Flow will be applied as follows (with such application to be made on a monthly basis):

                                    (i)    first, to the payment of interest on
                                           the Loans and the other obligations
                                           of the Borrower under the Credit
                                           Facility (other than the obligations
                                           to repay the principal amount of the
                                           Loans) which are then due and
                                           payable;

                                   (ii)    second, provided that no default or
                                           event of default then exists, an
                                           amount equal to 35% of the Cash Flow
                                           remaining after application pursuant
                                           to clause (i) above shall be
                                           retained by the relevant Credit
                                           Parties for application to the
                                           satisfaction of their reasonable
                                           income tax obligations; and

                                   (iii)   third, with respect to Cash Flow
                                           remaining after application pursuant
                                           to clauses (i) and (ii) above, 100%
                                           of such remaining Cash Flow shall be
                                           applied to the repayment of the
                                           principal of the Loans.

                                  Amounts retained for application to the
                                  satisfaction of income tax obligations of the Credit Parties pursuant to clause (ii) above may be accessed by the Credit Parties on a quarterly basis and until such time as such amounts have been so accessed such amounts shall be retained in the Security Account (hereinafter defined).

                                  Any shortfall in the amounts available for the payment of interest in respect of the Loans pursuant to clause (i) above shall be funded by the Borrower or, in the sole discretion of PWRES, from the Interest Reserve Account (as hereinafter defined).

                                  B.       Application of Capital Event
Proceeds.

                                  Until the occurrence of the Loan Satisfaction Date, Capital Event Proceeds will be applied as follows (with such application to be made upon receipt of such proceeds (with the Refinancing Amount and Liquidation Amount for a Distribution Date being deemed received on such Distribution Date)):

                                    (i)    first, provided that no default or
                                           event of default then exists, a
                                           portion of any Capital Event
                                           Proceeds (other than Capital Event
                                           Proceeds constituting a Refinancing
                                           Amount) in an amount equal to the
                                           capital gains tax obligations which
                                           would be incurred by the Credit
                                           Parties in connection with the
                                           related capital event, assuming the
                                           applicable capital gains tax rate
                                           were equal to the maximum federal
                                           capital gains tax rate than in
                                           effect plus 6.0%, shall be retained
                                           by the Credit Parties for
                                           application to the satisfaction of
                                           the income tax obligations of the
                                           Credit Parties; and

                                   (ii)    second, with respect to Capital
                                           Event Proceeds remaining after
                                           application pursuant to clause (i)
                                           above, 100% of such remaining
                                           Capital Events Proceeds shall be
                                           applied to the repayment of the
                                           principal of the Loans.

                                  Amounts retained for application to the
                                  satisfaction of the income tax obligations of the Credit Parties pursuant to clause (i) above may be accessed by the Credit Parties on a quarterly basis and until such time as such amounts have been so accessed they shall be retained in the Security Account.

                                  C.       Application of Partnership Cash
Flows.

                                  After the occurrence of the Loan Satisfaction Date, Partnership Cash Flows will be applied as follows (with such applications to be made on a monthly basis):

                                  (i)      first, an amount equal to 15% per
                                           annum (computed on a cumulative
                                           compounded (annually) basis) of the
                                           Capital Contribution Amount shall be
                                           deemed applied to a return on
                                           capital pursuant to this clause (i)
                                           to the extent not theretofore deemed
                                           applied to said return on capital;

                                  (ii)     second, the Partnership Cash Flows
                                           remaining after application pursuant
                                           to clause (i) above to the
                                           full amount of the deemed return on
                                           capital then accrued shall be deemed
                                           applied to the return of capital
                                           until such time as an aggregate
                                           amount equal to the Capital
                                           Contribution Amount shall be deemed
                                           applied to a return of capital
                                           pursuant to this clause (ii); and

                                  (iii)    third, the Partnership Cash Flows
                                           remaining after application pursuant
                                           to clauses (i) and (ii) above shall
                                           be applied to the Residual Fee and
                                           the remainder may be used by the
                                           Credit Parties for general corporate
                                           and partnership purposes.

                                  D.       Application After an Event of
Default.

                                  Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an event of default, after PWRES shall give notice thereof to the Borrower, all Collateral and the proceeds thereof (including, without limitation, Capital Event Proceeds) shall be applied to the repayment of principal and interest on the Loans and to the satisfaction of the Borrower's other obligations under the Credit Facility.

Repayment of
the Loans:                The Loans shall be repaid as follows:

                                    (i)    the entire unpaid principal amount
                                           of the Loans shall be due and owing
                                           on the Maturity Date; and

                                   (ii)    the Loans shall be repaid at the
                                           times, and in the amounts, required
                                           under "Application of Cash
                                           Flow/Capital Events
                                           Proceeds/Partnership Cash Flows"
                                           above.

Security Account:         PWRES shall establish, with a financial institution
                          satisfactory to PWRES, a trust account (the "Security
                          Account"), under the sole dominion and control of PWRES, and PWRES shall have a continuing security interest in and lien upon the Security Account and all funds on deposit therein from time to time
                          (together with interest accruing thereon).  The
                          Security Account will be divided
                          into a number of sub-accounts (each a "Sub-Account") to be determined. All Cash Flow and Capital Event
                          Proceeds shall be deposited directly into the appropriate Sub-Account (with all entities making such payments being directed to make such payments directly into the appropriate Sub-Account). Amounts on deposit in the Security Account shall be applied in accordance with the section hereof entitled
                          "Application of Cash Flow/Capital Event Proceeds/
                          Partnership Cash Flows".

Interest Reserve:         PWRES shall establish, with a financial institution
                          satisfactory to PWRES, a trust account (the "Interest
                          Reserve Account"), under the sole dominion and control of PWRES, and PWRES shall have a continuing security interest in and lien upon the Interest
                          Reserve Account and all funds on deposit therein from time to time (together with interest accruing thereon). The Borrower shall maintain on deposit in the Interest Reserve Account at all times during the term of the Loans an amount determined by PWRES to be equal to the Required Interest Reserve Amount (as defined below). The Borrower shall deposit into the Interest Reserve Account, from time to time within 7 days following its receipt of notice from PWRES, the amount of any shortfall in the Required Interest
                          Reserve Amount, it being understood that if the amount of any such shortfall is contributed to the Borrower by the constituent partners in the Borrower, the amounts so contributed shall not constitute
                          Capital Contributions as defined in the section hereof entitled "Equity Contribution".

                                  "Annualized Loan Interest" shall mean, as of any determination date, an amount equal to
                                  (i) the aggregate amount of interest which would be payable in respect of the then-outstanding aggregate principal balance of the Loans in a twelve-month period, assuming that (x) the then-current interest rate would be applicable to the Loans during such twelve-month period and (y) no repayments would be made in respect of the Loans during such twelve-month period, multiplied by (ii) 125%.

                                  "Annualized LP Unit Distributions" shall mean, as of any determination date, an amount equal to the lesser of (i) the cash distributions (other than cash distributions which constitute Capital Event Proceeds) paid in respect of the

                                  LP Units on the most recent quarterly
                                  distribution payment date (assuming such LP
                                  Units were owned by the Borrower on such quarterly payment date), multiplied by four, and (ii) the cash distributions (other than cash distributions which constitute Capital Event Proceeds) paid in respect of the LP Units on the four most recent quarterly distribution payment dates (assuming such LP Units were owned by the Borrower on each of such quarterly payment dates).

                                  "Required Interest Reserve Amount" shall mean, as of any determination date, an amount equal to (i) the Annualized Loan Interest, minus (ii) the Annualized LP Unit Distributions.

Collateral:               All obligations of the Borrower under the Credit
                          Facility (including, without limitation, the obligation to pay principal and interest on the Loans) shall be secured by a first priority perfected security interest in all of the following
                          (collectively, the "Collateral"):

                                  (i)      the partnership interests in the
                                           Borrower and the general and limited
                                           partnership interests in Cayuga,
                                           including all rights to
                                           distributions in respect thereof;

                                 (ii)      the LP Units held by the Borrower,
                                           including all rights to
                                           distributions in respect thereof;

                                (iii) all limited partnership interests in the Tender Offer Partnerships which are owned, directly or indirectly, by any of the Credit Parties (the "Additional LP Units"), including all rights to distributions in respect thereof;

                                 (iv)      all stock of Cayuga Corp., Icahn
                                           Corp. and NPI Realty;

                                  (v)      all partnership interests in the
                                           TOP-GP held by NPI Realty Management
                                           Corporation;

                                 (vi)      the Security Account;

                                (vii)      the Interest Reserve Account; and

                               (viii) cash, United States Treasuries or equivalents reasonably satisfactory to PWRES in an aggregate amount equal to (a) $2,000,000, minus (b)
                                           the value as of the Closing Date of
                                           the Additional LP Units pledged as
                                           Collateral by the Icahn Investors,
                                           which cash, treasuries or
                                           equivalents shall be pledged as
                                           Collateral in a manner satisfactory
                                           to PWRES.

                                  The Collateral will be released in full on the Loan Satisfaction Date.

Prepayment:               The Loans shall be fully prepayable in whole or in
                          part on any interest payment date. PWRES shall retain its right to its Residual Fee following repayment of the Loans.

Recourse:                         The obligations under the Credit Facility
                                  will be fully recourse to the Borrower,
                                  Cayuga, Icahn Corp., Cayuga Corp. (other than with respect to the demand funding notes from RJN Corporation, Michael L. Ashner and W.
                                  Edward Scheetz, each in the original
                                  principal amount of $70,000.00) and the
                                  Collateral and shall be non-recourse to the other Credit Parties.

Fees: A non-refundable facility fee of $100,000 shall be deemed earned in full and shall be paid to PWRES on the Closing Date. In addition, PWRES shall be paid a funding fee on the date each Loan is advanced under the Credit Facility (including on the Closing Date) in an amount equal to 0.75% of the principal amount of each such Loan.

                                  In addition to the fees described above, as and to the extent set forth in paragraph 4 of the Commitment, the Borrower acknowledges and agrees that PWRES is entitled to receive payment for all of its reasonable fees and expenses arising in connection with the Commitment and the transactions contemplated therein and in this Term

                                  Sheet, whether or not any of such
                                  transactions are consummated, the Credit
                                  Facility is made available or the definitive legal documents with respect thereto are executed and delivered by any party.

Conditions
Precedent to
Initial Loans:            The conditions which shall be required to be
                          satisfied prior to or simultaneously with the making of the Loans on the Closing Date will include those listed below, those listed in the Commitment to which this Summary of Certain Terms and Conditions is attached and any other typical for this type of facility and any others appropriate in the context of the proposed transaction:

                                  (i)      The Tender Offer documentation
                                           (collectively, the "Tender Offer
                                           Materials") shall be in full force
                                           and effect and any modifications
                                           thereto from the Tender Offer
                                           Materials approved by PWRES pursuant
                                           to the section hereof entitled
                                           "Tender Offer Materials" shall be
                                           satisfactory to PWRES.

                                 (ii)      All conditions precedent under the
                                           Tender Offer Materials to the
                                           consummation of the Tender Offer(s)
                                           with respect to the LP Units then
                                           being acquired shall have been
                                           satisfied.  The Tender Offer(s) with
                                           respect to the LP Units then being
                                           acquired shall have been consummated
                                           after the receipt of all necessary
                                           governmental, regulatory and other
                                           third party approvals.

                                (iii)      The Borrower shall have received
                                           Capital Contributions in an amount
                                           at least equal to the Required
                                           Capital Contribution Amount and
                                           shall have utilized the full
                                           Required Capital Contribution Amount
                                           so made available to purchase the LP
                                           Units and pay related fees and
                                           expenses as contemplated above under
                                           "Use of Proceeds."

                                 (iv)      The documentation evidencing the
                                           Credit Facility including the
                                           related security documentation (the

                                           "Credit Documents") shall have been
                                           executed and delivered reflecting
                                           the terms and conditions set forth
                                           in this Summary of Certain Terms and
                                           Conditions and shall otherwise be in
                                           form and substance satisfactory to
                                           PWRES and all conditions to the
                                           making of the Loans set forth
                                           therein shall have been satisfied on
                                           or prior to the date of funding.
                                           All Loans shall be in full
                                           compliance with all requirements of
                                           law including Regulations G, T, U
                                           and X of the Board of Governors of
                                           the Federal Reserve System.

                                  (v) No litigation by any entity (private or governmental) shall be pending or threatened (x) with respect to the Acquisition, the Credit Facility or the Tender Offers or any documentation executed in connection therewith or (y) which PWRES shall determine could have a materially adverse effect on the business, assets, liabilities, condition
                                           (financial or otherwise) or
                                           prospects of (m) the Borrower,
                                           Cayuga, Cayuga Corp., Icahn Corp.,
                                           QALA, the TOP-GP or NPI Realty, (n)
                                           the Tender Offer Partnerships or (o)
                                           the Operating Partnerships (other
                                           than the Tender Offer Partnerships)
                                           taken as a whole.

                                 (vi)      All necessary governmental,
                                           regulatory and third party approvals
                                           in connection with the Tender
                                           Offers, the transactions
                                           contemplated by the Credit Facility
                                           and otherwise referred to herein
                                           shall have been obtained and remain
                                           in effect, and all applicable
                                           waiting periods shall have expired
                                           without any action being taken by
                                           any competent authority which
                                           restrains, prevents, or imposes
                                           materially adverse conditions upon,
                                           the consummation of the Tender
                                           Offers.  Additionally, there shall
                                           not exist any judgment, order,
                                           injunction or other restraint
                                           prohibiting or imposing materially
                                           adverse conditions upon, or
                                           materially delaying, or making
                                           economically unfeasible, the
                                           purchase of LP Units pursuant to the
                                           Tender Offers.

                                (vii)      All costs, fees, expenses
                                           (including, without limitation,
                                           legal fees and expenses) and other
                                           compensation contemplated hereby
                                           payable to PWRES shall have been
                                           paid to the extent due.

                               (viii)      PWRES shall have received legal
                                           opinions from counsel, in form and
                                           substance reasonably acceptable to
                                           PWRES.

                                 (ix) The security agreements required as described under the heading
                                           "Collateral" above shall have been
                                           executed and delivered and shall be
                                           satisfactory in form and substance
                                           to PWRES and PWRES shall have a
                                           first priority perfected interest in
                                           all Collateral as required above.
                                           In addition, (x) all payors of
                                           amounts required to be deposited in
                                           the Security Account shall have been
                                           instructed to make such payments
                                           directly to the Security Account and
                                           each such payor shall have
                                           acknowledged such instructions and
                                           consented thereto and (y) the
                                           Borrower shall have obtained all
                                           consents from all persons and
                                           entities which PWRES determines are
                                           necessary to ensure the validity,
                                           priority, perfection and
                                           enforceability of all security
                                           interests intended to be granted to
                                           PWRES pursuant to the section of
                                           this Term Sheet entitled
                                           "Collateral", including without
                                           limitation, any consents requested
                                           by PWRES from NPI Realty, GHI
                                           Associates, Fox Realty Investors
                                           and/or one or more of the
                                           constituent partners of Fox Realty
                                           Investors.

                                  (x)      PWRES shall be satisfied that the
                                           aggregate net operating income
                                           (after reserves) of the properties
                                           owned, directly or indirectly, by
                                           the Tender Offer Partnerships is at
                                           least equal to $19,000,000 for the
                                           most recent 12-month period.

Conditions to All
Loans (including
Loans incurred on
the Closing Date):        Absence of material adverse change, absence of
                          material litigation, absence of default or unmatured default under the Credit Facility, continued accuracy of representations and warranties, continued satisfaction of the conditions precedent set forth under "Conditions Precedent to Initial Loans" with respect to the Tender Offer(s) for the LP Units then being acquired and receipt of such documentation
                          (including, without limitation, opinions of counsel) as shall be required by PWRES.

Representations
and Warranties:           The Credit Documents shall contain customary
                          representations and warranties for transactions in the nature of the Transaction, including, without limitation, the following:

                                  (i)      due organization, valid existence,
                                           good standing and authority and
                                           qualification to do business of the
                                           Borrower, Cayuga, the TOP-GP, NPI
                                           Realty, Cayuga Corp., Icahn Corp.,
                                           QALA and each Operating Partnership;

                                 (ii)      due authorization, execution and
                                           delivery of the Credit Documents by
                                           the Borrower and the other parties
                                           thereto;

                                (iii) no conflicts with laws, regulations or orders of governmental authorities applicable to the
                                           Borrower, any other Credit Party or
                                           any Operating Partnership or their
                                           respective assets, and no conflicts
                                           with agreements to which the
                                           Borrower, any other Credit Party or
                                           any Operating Partnership is a party
                                           or which purport to bind them or
                                           their respective assets, and no
                                           conflicts with the organizational
                                           documents of the Borrower, any other
                                           Credit Party or any Operating
                                           Partnership (except that certain
                                           change of control provisions in the
                                           indebtedness of the Tender Offer
                                           Partnerships may be breached by the
                                           consummation of the Tender Offer and
                                           the financing under the Credit
                                           Facility);

                                 (iv)      no governmental approvals, filings
                                           or registrations are required other
                                           than those previously obtained or
                                           made;

                                  (v)      no litigation which could have a
                                           material adverse effect on the
                                           Loans, the security therefor or the
                                           ability of the Borrower or any other
                                           person or entity to perform its
                                           obligations under the Credit
                                           Documents or which could have a
                                           material adverse effect on the
                                           business, assets, liabilities,
                                           condition (financial or otherwise)
                                           or prospects of (m) the Borrower,
                                           (n) Cayuga, (o) Cayuga Corp., (p)
                                           Icahn Corp., (q) the TOP-GP, (r) NPI
                                           Realty, (s) QALA, (t) the Tender
                                           Offer Partnerships or (u) the other
                                           Operating Partnerships taken as a
                                           whole;

                                 (vi)      the Borrower or the appropriate
                                           Credit Party having good,
                                           unencumbered title to each item of
                                           Collateral being pledged by it as
                                           security for the Loans and PWRES's
                                           security interest therein being a
                                           first priority perfected security
                                           interest;

                                (vii) full and accurate disclosure by the Borrower and all other Credit
                                           Parties;

                               (viii) the Borrower, Cayuga, Cayuga Corp., Icahn Corp., QALA, the TOP-GP, NPI Realty and all Operating
                                           Partnerships having made all
                                           required tax filings and having paid
                                           all taxes and other impositions
                                           applicable to them and/or their
                                           respective assets;

                                 (ix)      (y) the Borrower, Cayuga, the
                                           TOP-GP, Cayuga Corp., Icahn Corp.,
                                           QALA, NPI Realty and each Tender
                                           Offer Partnership being in
                                           substantial compliance with the
                                           terms of any indebtedness owed by it
                                           (whether secured or unsecured), no
                                           payment defaults existing under any
                                           such indebtedness and no notice of
                                           default having been received
                                           thereunder, except that (a) certain
                                           change of control provisions in the
                                           indebtedness of the Tender Offer
                                           Partnerships may have been breached
                                           by reason of the acquisition of
                                           control of such partnerships by
                                           affiliates of the QALB Investors and
                                           (b) certain change of control
                                           provisions in the indebtedness of
                                           the Tender Offer Partnerships may be
                                           breached by the consummation of the
                                           Tender Offer and the consummation of
                                           the financing under the Credit
                                           Facility, and (z) each Operating
                                           Partnership (other than a Tender
                                           Offer Partnership) being in
                                           substantial compliance with the
                                           terms of any indebtedness owed by it
                                           (whether secured or unsecured)
                                           except for noncompliances which in
                                           the aggregate could not reasonably
                                           be expected to have a material
                                           adverse effect on the Operating
                                           Partnerships taken as a whole;

                                  (x)      the properties owned by each
                                           Operating Partnership being in
                                           material compliance with applicable
                                           laws and governmental requirements,
                                           and all taxes and other impositions
                                           (including insurance premiums)
                                           relating to such properties having
                                           been duly paid, escrowed against or
                                           contested in good faith;

                                 (xi)      all financial information provided
                                           in respect of the Borrower, Cayuga,
                                           Cayuga Corp., Icahn Corp., QALA, the
                                           TOP-GP, NPI Realty and the Operating
                                           Partnerships and their respective
                                           assets being true, complete and
                                           correct in all material respects;

                                (xii)      no pending or threatened
                                           condemnation existing in respect of
                                           any property owned by an Operating
                                           Partnership and no casualty existing
                                           at any such property;

                               (xiii) neither the Borrower, Cayuga, Cayuga Corp., Icahn Corp., NPI Realty, QALA nor the TOP-GP having any indebtedness other than the Credit Facility, and no Operating
                                           Partnership having any indebtedness
                                           other than as listed on Exhibit B
                                           hereto or advances made by partners
                                           in the Borrower to the Borrower
                                           which are being repaid with the
                                           proceeds of the Loans incurred on
                                           the Closing Date;

                                (xiv)      each Operating Partnership having
                                           good and marketable title to its
                                           property except as disclosed in the
                                           title reports relating thereto
                                           previously provided to PWRES;

                                 (xv)      no state of facts existing with
                                           respect to zoning, ingress and
                                           egress, permitting, separate tax lot
                                           status and access to utilities which
                                           would materially impair the value or
                                           use of the properties owned by (x)
                                           the Tender Offer Partnerships or (y)
                                           the Operating Partnerships taken as
                                           a whole;

                                (xvi)      the special purpose nature of the
                                           Borrower, Cayuga, Icahn Corp. and
                                           Cayuga Corp. being in full force and
                                           effect;

                               (xvii) Exhibit A hereto being a true and complete list of Tender Offer
                                           Partnerships and a list of all real
                                           property owned, directly or
                                           indirectly, by each such partnership
                                           and in the case of any such real
                                           property which is not owned directly
                                           by a Tender Offer Partnership, the
                                           entity which directly holds such
                                           real property and the means by which
                                           such Tender Offer Partnership owns
                                           an interest in such entity and its
                                           ownership interest therein;

                              (xviii)      the TOP-GP having the right to
                                           control, without the consent of any
                                           other person (except to the extent
                                           otherwise provided in the
                                           partnership agreements of the Tender
                                           Offer Partnerships, which provisions
                                           shall be satisfactory to PWRES),
                                           the Tender Offer Partnership and the
                                           liquidation and dissolution of the
                                           Tender Offer Partnerships and the
                                           sale, financing and management of
                                           property owned, directly or
                                           indirectly, by the Tender Offer
                                           Partnerships;

                                (xix) true and complete copies having been provided to PWRES of (x) all organizational documents of the Borrower, Cayuga, the TOP-GP, NPI Realty, Cayuga Corp., Icahn Corp., QALA and the Operating Partnerships, and, to the extent requested by PWRES, the organizational documents of any other entity which is a partner or shareholder in any of the foregoing entities, (y) all agreements relating to the indebtedness of the Borrower,
                                           Cayuga, the TOP-GP, NPI Realty,
                                           Cayuga Corp., Icahn Corp., QALA and
                                           the Operating Partnerships and (z)
                                           all agreements relating to the
                                           management and operation of the
                                           assets of the Operating
                                           Partnerships, all of which
                                           agreements are listed on Exhibit C,
                                           and no amendments having been made
                                           to any of the foregoing;

                                 (xx)      the Tender Offers having been
                                           consummated in compliance with
                                           applicable law and all the
                                           information in the Tender Offer
                                           Materials disclosing all material
                                           facts and not omitting any material
                                           facts;

                                (xxi)      the Borrower, Cayuga, the TOP-GP,
                                           QALA and each Tender Offer
                                           Partnership being a partnership for
                                           federal income tax purposes and not
                                           constituting a publicly traded
                                           partnership for purposes of Section
                                           7704 of the Internal Revenue Code of
                                           1986, as amended; and

                               (xxii)      no defaults existing under the
                                           partnership agreements of the
                                           Borrower, Cayuga, the TOP-GP, QALA
                                           or the Operating Partnerships.

Covenants:                The Credit Documents shall contain customary
                          covenants for transactions in the nature of the Transaction, including, without limitation, the following:

                                  (i)      maintenance of existence and
                                           compliance with laws by the
                                           Borrower, Cayuga, the TOP-GP, NPI
                                           Realty, Cayuga Corp., Icahn Corp.,
                                           QALA and each Tender Offer
                                           Partnership;

                                 (ii)      payment of taxes and other
                                           impositions (including insurance
                                           premiums) applicable to the
                                           Borrower, Cayuga, the TOP-GP, NPI
                                           Realty, Cayuga Corp., Icahn Corp.,
                                           QALA and each Tender Offer
                                           Partnership and/or its respective
                                           assets;

                                 (iii)     notice of pending or threatened
                                           litigation, proceedings or
                                           condemnation actions with respect to
                                           the Borrower, Cayuga, the TOP-GP,
                                           NPI Realty, Cayuga Corp., Icahn
                                           Corp., QALA or any Operating
                                           Partnership;

                                  (iv) notice of pending defaults under the Credit Documents;

                                   (v)     notice of defaults under the
                                           indebtedness of the Operating
                                           Partnerships;

                                  (vi)     management of the properties of the
                                           Operating Partnerships in a manner
                                           consistent with past practice and
                                           requirement that a monthly
                                           certificate be provided certifying
                                           that, except as is disclosed in said
                                           exhibit, all insurance premiums in
                                           respect of the insurance policies of
                                           the Operating Partnerships have been
                                           paid, all debt payments in respect
                                           of indebtedness of the Operating
                                           Partnerships have been made and all
                                           real estate taxes of the Operating
                                           Partnerships have been paid;

                                 (vii)     financial reporting requirements;

                                (viii)     maintenance of existence and
                                           businesses and operations of the
                                           Borrower, Cayuga, the TOP-GP, NPI
                                           Realty, Cayuga Corp., Icahn Corp.,
                                           QALA and each Tender Offer
                                           Partnership;

                                  (ix)     each of the Borrower, Cayuga, Icahn
                                           Corp. and Cayuga Corp. remaining a
                                           single purpose, bankruptcy remote
                                           entity;

                                   (x)     prohibition on other indebtedness,
                                           provided that the Borrower may incur
                                           advances from its partners prior to
                                           the Closing Date provided that such
                                           advances are paid in full on the
                                           Closing Date;

                                  (xi)     restrictions on mergers,
                                           acquisitions, joint ventures,
                                           partnerships and acquisitions and
                                           dispositions of assets;

                                 (xii)     restrictions on sale-leaseback
                                           transactions and lease payments;

                                (xiii)     restrictions on dividends,
                                           distributions, and on amendments of
                                           management agreements, partnership
                                           agreements and organizational,
                                           corporate and other documents;

                                 (xiv)     restrictions on voluntary
                                           prepayments of other indebtedness
                                           and amendments thereto;

                                  (xv)     restrictions on (x) transactions
                                           with affiliates other than (m)
                                           transactions disclosed in writing to
                                           PWRES prior to the date of the
                                           Commitment and (n) transactions
                                           consummated on an arm's length basis
                                           and (y) formation of subsidiaries;

                                 (xvi)     restrictions on investments;

                                (xvii)     no liens other than the liens
                                           securing the Credit Facility and
                                           other exceptions to be negotiated;

                               (xviii)     adequate insurance coverage;

                                 (xix)     ERISA covenants;

                                  (xx)     restrictions on capital expenditures;

                                 (xxi)     payment of costs (including
                                           enforcement costs);

                                (xxii)     application of Loan proceeds;

                               (xxiii)     no transfers of Collateral or of
                                           properties owned by the Borrower,
                                           Cayuga, Cayuga Corp. Icahn Corp.,
                                           NPI Realty, or the TOP-GP.

                                  The covenants set forth above will be
                                  terminated on the Loan Satisfaction Date, provided that on and after the Loan Satisfaction Date the Borrower, Cayuga, Icahn Corp., and Cayuga Corp. will agree (x) to be bound by the same fiduciary duty to PWRES in respect of the Residual Fee as the general partners in the Operating Partnerships owe to the holders of the LP Units and (y) not to sell or transfer the LP Units to an affiliate or to any third party for consideration other than cash.

Events of Default:        The Credit Documents shall contain customary events
                          of default for transactions in the nature of the Transaction, including, without limitation, the following:

                                   (i)     failure to pay principal when due,
                                           interest within five days of due
                                           date or any other amount due under
                                           the Credit Documents within 30 days
                                           of notice by PWRES;

                                  (ii)     failure to make required deposits
                                           into the Security Account or the
                                           Interest Reserve Account;

                                 (iii)     failure to pay taxes or other
                                           impositions (including insurance
                                           premiums);

                                  (iv)     any representation or warranty in
                                           the Credit Documents having been
                                           untrue in any material respect as of
                                           the date made or deemed made;

                                   (v)     bankruptcy or insolvency of the
                                           Borrower, Cayuga, Icahn Corp.,
                                           Cayuga Corp., the TOP-GP, NPI Realty
                                           or QALA;

                                  (vi)     bankruptcy or insolvency of any
                                           Operating Partnership (including any
                                           Tender Offer Partnership);

                                 (vii) direct or indirect change in control of the Borrower, Cayuga, Icahn Corp., Cayuga Corp., the TOP-GP or QALA, with exceptions (including exceptions relating to the buy-sell provisions in the partnership agreements of the Borrower and Cayuga) and consent requirements to be negotiated;

                                (viii) dissolution or other termination of the Borrower, Cayuga, Icahn Corp., Cayuga Corp., the TOP-GP, NPI
                                           Realty, or QALA;

                                  (ix)     breach of other covenants in the
                                           Credit Documents, with cure periods
                                           after notice (if applicable) to be
                                           negotiated;

                                   (x)     failure of any security for the
                                           Loans;

                                  (xi) cross-defaults to other indebtedness of the Borrower, Cayuga, Icahn Corp., NPI Realty, Cayuga Corp., QALA and the TOP-GP;

                                 (xii)     cross-defaults to indebtedness of
                                           any Operating Partnership (including
                                           any Tender Offer Partnership);

                                (xiii) material unsatisfied judgments with respect to the Borrower, Cayuga, Icahn Corp., Cayuga Corp., the TOP-GP, NPI Realty, QALA, the
                                          Credit Facility or the Tender Offers;
                                          and

                                 (xiv)    ERISA defaults.

Assignments and
  Participations:         The Borrower may not assign its rights or obligations
                          under the Credit Facility without the prior written consent of PWRES. PWRES may assign, and may sell participations in, its rights and obligations under the Credit Facility. The Credit Facility shall provide for a mechanism which will allow for each assignee to become, after the termination of the Availability Period, a direct signatory to the Credit
                          Facility and will, after the termination of the Availability Period, relieve the assigning lender of its obligations with respect to the assigned portion of its commitment.

Governing Law:                    The Credit Documents and the rights and
                                  obligations of the parties thereunder shall be construed in accordance with and governed by the law of the State of New York.

Tender
Offer
Materials:                The Commitment and this Term Sheet are expressly
                          subject to approval by PWRES of the Tender Offer
                          Materials.

Securitization:           PWRES intends to underwrite the Loans and the
                          Collateral to rating agency standards, in order to facilitate a refinancing and securitization of the Loans and the Collateral in the event the Borrower has not satisfied its obligations in full by the Maturity Date. The Borrower and the other Credit
                          Parties shall covenant and agree to cooperate in good faith with PWRES in connection with such underwriting and the performance of all due diligence deemed necessary or desirable by PWRES in connection therewith, and shall take all actions deemed necessary or desirable by PWRES to effect any such securitization of the Loans and the Collateral, provided that the Borrower and the other Credit
                          Parties will not be obligated to agree to have their obligations materially increased or their rights materially decreased. Notwithstanding such underwriting by PWRES, unless PWRES agrees otherwise prior to the Maturity Date, the

                          Borrower will be required to repay the Loans in full and satisfy all of its other obligations under the Credit Documents not later than the Maturity Date.

Subsequent
Transaction:              The term "Subsequent Transaction" shall mean a
                          transaction in the nature of any of the following which is consummated not later than the earlier to occur of (x) the date which is 12 months following the Loan Satisfaction Date and (y) the date which is 12 months following the date of termination or expiration of the Commitment: (i) the issuance of any debt or equity security, publicly or privately, or any other borrowing, assumption of debt, contribution to capital (other than contributions to capital made by the partners in the Borrower to the Borrower in the ordinary course of business and other than Capital Contributions made pursuant to the section of this Term Sheet entitled "Equity Contribution") or other transaction by which the Borrower raises funds for any purpose, or (ii) any borrowing by an entity in which any of the QALB Investors or any of their affiliates have a direct or indirect interest (a
                          "QALB Tenderor"), the proceeds of which, in whole or in part, are intended to be applied to the acquisition of equity interests in either or both of the Tender Offer Partnerships. The term "Subsequent
                          Transaction" shall not include a sale or financing of all or any portion of the assets owned by the Operating Partnerships.

                                  In the event the Borrower or a QALB Tenderor desires to enter into a Subsequent Transaction, it shall afford PWRES the same opportunity as that offered to any other person or entity to negotiate the arrangement of, or otherwise to provide, as lead manager, sole placement agent and/or lender/loan purchaser, as the case may be, such Subsequent Transaction. If the Borrower or a QALB Tenderor shall select another person or entity to arrange such Subsequent Transaction on economic terms substantially equal to or less favorable than those offered by PWRES, subject to and upon consummation of such Subsequent Transaction, PWRES shall be paid a fee in an amount equal to 1.0% of the aggregate gross value of all consideration (whether cash or otherwise) received by the Borrower, any QALB Tenderor or any of their affiliates in connection with such Alternative Transaction. Such fee shall be paid by the entity receiving such consideration.

                                  The rights and obligations of PWRES and the Borrower set forth in this section entitled "Subsequent Transaction" shall be effective as of the date of execution and delivery of the Commitment and shall survive until the earlier to occur of (x) the date which is 12 months following the Loan Satisfaction Date and (y) the date which is 12 months following the date of termination or expiration of the Commitment.

                                  If a Subsequent Transaction is consummated with a person or entity other than PWRES, the Borrower and the QALB Investors, respectively, shall be liable to PWRES for any fee owed to PWRES pursuant to this section for Subsequent Transactions consummated by the Borrower or the QALB Investors (or their respective affiliates), respectively.

                                                                       Exhibit A
                                                                      To Annex A


Partnership Name                       Property